EXHIBIT 8.1

LAW OFFICES
Silver, Freedman & Taff, L.L.P.
A LIMITED LIABILITY PARTNERSHIP INCLUDING PROFESSIONAL CORPORATIONS
1700 WISCONSIN AVENUE, N.W.
WASHINGTON, D.C. 20007
PHONE: (202) 295-4500
FAX: (202) 337-5502 or (202) 337-5503
WWW.SFTLAW.COM

March 22, 2005

Board of Directors
Heritage Financial Group
721 North Westover Blvd.
Albany, Georgia 31701

            Re:            Stock Issuance Plan as adopted January 14, 2005 (the "Plan")

Board Members:

            In connection with the proposed stock issuance, we render the following opinion of counsel. Capitalized terms used herein which are not expressly defined herein shall have the meaning ascribed to them in the Plan.

FACTS

            On February 12, 2002, Heritage Bank of the South (the "Bank") completed its reorganization into the two-tier mutual holding company form of ownership. In connection with such reorganization, Heritage, MHC, a mutual holding company ("MHC"), became the parent of and 100% owner of the outstanding stock of Heritage Financial Group ("Stock Holding Company"); and Stock Holding Company became the 100% owner of the outstanding stock of the Bank. The Board of Directors of Stock Holding Company adopted the Plan, pursuant to which Stock Holding Company intends to offer for sale up to 49.9% of its Common Stock in the Stock Offering, in order to raise capital for the expansion of the Bank's business operations.

            Pursuant to the Plan, Stock Holding Company will offer for sale in the Stock Offering shares of Common Stock based upon the combined pro forma market valuation of the Stock Holding Company and the Bank. After completion of the Stock Offering, MHC will continue to own at least a majority of the outstanding shares of the Common Stock of the Stock Holding Company. So long as MHC is in existence, MHC is required to own at least a majority of the Voting Stock of the Stock Holding Company.

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            The Common Stock will first be offered for sale in the Subscription Offering to Eligible Account Holders, Tax Qualified Employee Plans, Supplemental Eligible Account Holders, and Directors, Officers and Employees. Any shares that are not sold pursuant to the Subscription Offering will be sold pursuant to a Direct Community Offering and/or Public Offering. The Plan provides for certain limitations on purchases that can be made by Persons in the Subscription Offering, Direct Community Offering and/or Public Offering.

            The Stock Holding Company intends to retain 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Boards of Directors of the Bank and the Stock Holding Company, subject to regulatory approval. The balance of the net proceeds of the Stock Offering will be contributed by Stock Holding Company to the Bank as equity capital.

ASSUMPTIONS

            The following assumptions have been made in connection with our opinions hereinbelow:

            1.            The stock issuance will be implemented in accordance with the terms of the Plan and all conditions precedent contained in the Plan shall be performed or waived prior to the consummation of the stock issuance.

            2.            None of MHC, Stock Holding Company or the Bank currently has, or will have at the time of the consummation of the proposed transaction, any plan or intention to redeem or otherwise acquire any of the Common Stock to be issued in the proposed transaction.

            3.            No cash or property will be given to Depositors or other Members in lieu of subscription rights.

            4.            There is no plan or intention for any of MHC, Stock Holding Company or the Bank to be liquidated or merged with another corporation following the consummation of the proposed transaction.

            5.            Neither Stock Holding Company nor the Bank has any plan or intention, either currently or at the time of the consummation of the proposed transaction, to issue additional shares of stock following the proposed transaction, other than Common Stock of Stock Holding Company that may be issued to employees and/or directors pursuant to certain stock option and stock incentive plans or that may be issued to or pursuant to employee benefit plans.

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March 22, 2005

            6.            At the time of the consummation of the proposed transaction, the fair market value of the assets of each of Stock Holding Company and the Bank on a going concern basis (including intangibles) will equal or exceed the amount of its liabilities plus the amount of liabilities to which such assets are subject. Stock Holding Company has, and will have immediately prior to the completion of the proposed transaction, a positive net worth under generally accepted accounting principles. The Bank has, and will have immediately prior to the completion of the proposed transaction, a positive net worth under generally accepted accounting principles and regulatory accounting principles.

            7.            The Bank is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code. The proposed transaction does not involve a receivership, foreclosure, or similar proceeding before a federal or state agency involving a financial institution to which Section 585 of the Code applies.

            8.            All Persons receiving subscription rights will pay their own expenses in connection with the stock issuance solely attributable to them, if any.

            9.            There will be no purchase price advantage for Persons in the Subscription Offering and the Common Stock will be sold for a uniform purchase price in the Subscription Offering, Direct Community Offering and/or Public Offering.

            10.            On a per share basis, the purchase price of the Common Stock will be equal to the fair market value of such stock at the time of the completion of the proposed transaction.

            11.            None of MHC, Stock Holding Company or the Bank is, or will be at the time of the consummation of the proposed transaction, a corporation more than 80 percent of the value of whose assets consist of money; stocks and other equity interests in a corporation; evidence of indebtedness; options, forwards or futures contracts, notional principal contracts and derivatives; foreign currency; interest in precious metals (unless used in an active trade or business after the contribution); and/or interests in a regulated investment company or a real estate investment trust; common trust funds, and publicly-traded partnerships). In making the 80 percent determination, stock and securities in any subsidiary corporation shall be disregarded and the parent shall be deemed to own its ratable share of the subsidiary's assets, and a corporation shall be considered a subsidiary if the parent owns 50 percent or more of the combined voting power of all classes of stock entitled to vote, or 50 percent or more of the total value of shares of all classes of stock outstanding.

            12.            No shares of Holding Company Common Stock will be issued to or purchased by a Depositor who is an employee or director of MHC, Stock Holding Company or the Bank at a discount or as compensation in the proposed transaction.

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March 22, 2005

            13.            Stock Holding Company has received or will receive an opinion from Feldman Financial Advisors, Inc. ("Appraiser's Opinion"), which concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and other eligible subscribers in the Subscription Offering do not have any ascertainable fair market value, since they are acquired by the recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase Holding Company Common Stock at a price equal to its estimated fair market value, which will be the same price that shares will be offered and sold in the Direct Community Offering and/or Public Offering for unsubscribed shares of Holding Company Common Stock.

            14.            None of MHC, Stock Holding Company or the Bank will have any operating losses, capital loss carryovers or built-in losses immediately prior to the completion of the proposed transaction.

            15.            At the time of the consummation of the proposed transaction, there will be no plan or intention on the part of MHC, Stock Holding Company or the Bank to permit (a) MHC to lose "control" (as such term is defined in Section 368(c) of the Internal Revenue Code of 1986, as amended (the "Code")) of Stock Holding Company, or (b) Stock Holding Company to lose "control" (as such term is defined in Section 368(c) of the Code) of the Bank.

OPINION

            Based solely on the information contained herein and our reliance on the accuracy of the Facts and Assumptions set forth above, we are of the following opinion:

            (1)            No gain or loss will be recognized by Stock Holding Company upon its receipt of money in exchange for shares of its Common Stock issued pursuant to the Stock Offering (Code Section 1032(a)).

            (2)            Depositors will realize gain, if any, upon the receipt of subscription rights to acquire Common Stock of Stock Holding Company in the Stock Offering. Any gain resulting therefrom will be recognized only in an amount not in excess of the fair market value of the subscription rights received. Since the subscriptions rights are acquired by recipients without cost, are non-transferable and of short duration, and afford the recipients a right only to purchase Stock Holding Company Common Stock at a price equal to its fair market value without any purchase price advantage over purchasers in the Direct Community Offering or Public Offering who do not have subscription rights, we do not believe the subscription rights have any taxable value at the time of distribution or exercise. Moreover, we are not aware of the Internal Revenue Service asserting or claiming in any previously completed similar transaction involving a thrift institution that subscription rights have any market value at the time of distribution or at the time they are exercised. Based upon the foregoing, we conclude that it is more likely than not that (a) no taxable income will be recognized by Members including Depositors upon the distribution to them of subscription rights or upon the

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March 22, 2005

exercise or lapse of the subscription rights to acquire Stock Holding Company Common Stock at fair market value; and (b) no taxable income will be realized by Stock Holding Company on the issuance or distribution of subscription rights to Members including Depositors to purchase shares of Stock Holding Company Common Stock at fair market value. (Section 311 of the Code).

            If the subscription rights are subsequently found to have a fair market value, income may be recognized by various recipients of the subscription rights (in certain cases, whether or not the rights are exercised) and Stock Holding Company may be taxable on the distribution of the subscription rights. (Section 311 of the Code.) In this regard, the subscription rights may be taxed partially or entirely at ordinary income tax rates.

            No opinion is expressed as to the tax treatment of the stock issuance under other provisions of the Code and Income Tax Regulations or about the tax treatment of any conditions existing at the time of or effects resulting from the stock issuance that are not specifically covered in our opinions hereinabove.

            We hereby consent to the filing of this opinion as an exhibit to Stock Holding Company's regulatory filings and applications seeking approval of the stock issuance from the OTS and to Stock Holding Company's Registration Statement on Form S-1 as filed with the SEC.

Sincerely, SILVER, FREEDMAN & TAFF, L.L.P. BY: /s/ Barry P. Taff, P.C.